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                                                                    EXHIBIT 99.1


[SMARTALK TELESERVICES, INC. LETTERHEAD]


                                  NEWS RELEASE

FOR IMMEDIATE RELEASE

                Contact:        William Kahn, Director, Investor Relations
                                (310) 444-8800, ext. 133

                                Steve Knipstein, Manager, Public Relations
                                (310) 444-8800, ext. 147


                       SMARTALK(SM) ACQUIRES GTI TELECOM
                     AND ADDS OVER 4,000 RETAIL STOREFRONTS


        June 2, 1997 (Los Angeles) -- SMARTALK(SM) Teleservices, Inc. (Nasdaq:
SMTK) today announced the acquisition of GTI Telecom, Inc., a manufacturer and distributor of prepaid calling cards. Through the acquisition SMARTALK adds more than 4,000 storefronts to its retail distribution channel, boosting its market share in the retail drug and grocery segments. The Company emerges from the acquisition with more than 13,000 storefronts.

        GTI maintains agreements to distribute phone cards into such leading national retailers as Dominick's Finer Foods, Eckerd Drug, Food4Less, Ralphs Supermarkets and Spencer Gifts, amongst others. Additionally, GTI holds a variety of licenses for use in connection with prepaid calling cards including entertainment properties such as Star Wars.

        The purchase price for GTI is approximately $70 million, involving the issuance of approximately 2.5 million shares of common stock and $26 million of the Company's subordinated notes due 2001, as well as the assumption of approximately $10 million of GTI indebtedness.

        Last week, SMARTALK also announced the acquisition of Boston-based SmarTel Communications, Inc., the nation's leading premium and incentive based calling card company. SmarTel creates interactive communications and value-added promotional prepaid programs for




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SMARTALK Acquires GTI
June 2, 1997

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such clients as Gillette, Hewlett-Packard, Wells Fargo Bank, Nabisco, Pfizer and
Prudential Securities.

        "The purchase of these two companies demonstrates that SMARTALK is executing on its plan to be a consolidator of this industry. These acquisitions are synergistic and increase our share in the marketplace and create a prepaid calling card powerhouse on a bigger scale and wider scope than our competitors -- clearly positioning SMARTALK as one of the top three in the industry," stated SMARTALK Chairman and CEO, Robert H. Lorsch. "We are comfortable that we can integrate these three companies smoothly with a minimum of complications. Additionally, due to the size of the combined operation, we see many opportunities to leverage costs through relationships with carriers, plastic manufacturers and other vendors."

        Privately held GTI posted approximately $21 million in revenues in 1996. The company was started in 1993 and will continue to operate out of its Winter Park, Fla. headquarters, where GTI founder William R. Harger will assist in the transition and serve as a continuing consultant to the company.

        According to Harger, "I think the two best prepaid companies in the business have just become the best prepaid company in the business. This is a perfect step for GTI as it brings us in under a bigger umbrella, which will bring both operating and cost efficiencies into play."

        "Bill has done an excellent job in building GTI," continued Lorsch. "GTI's success in the retail drug and supermarket segments fit well with our existing retail distribution network."

        SMARTALK manufactures and distributes prepaid calling cards and other enhanced telecommunications products for retail and promotional marketing purposes. The Company currently maintains retail distribution agreements with mass merchandisers, consumer electronics retailers and home office superstores, such as Office Depot, Future Shop, Venture Stores, The Good Guys, Staples, Best Buy, Service Merchandise, Jewel/Osco Combo Stores, Osco Drug, Sav-On Drug, OfficeMax, Bradlees, Marshall Field's, Robinsons-May, and Builders Square, as well as supermarkets, university book stores and convenience stores nationwide. Headquartered in Los Angeles, SMARTALK is a member of the Telecommunications Resellers Association, International Telecard Association and the Consumer Electronics Manufacturer's Association.
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SMARTALK Acquires GTI
June 2, 1997

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Note: Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, the Company's utilization of GTI's existing retail and promotional relationships to expand market share, the Company's plan to be a consolidator of the industry and the Company's expectation of smooth integration of the three entities. Investors are cautioned that all forward-looking statements involve risks and uncertainties including, without limitation, risks related to the Company's ability to successfully integrate GTT's operations in a timely fashion, ability to maintain existing retailer relationships, market acceptance and consumer demand for the Company's products and services, pricing dependence on third-party vendors and the Company's ability to maintain efficient marketing and distribution expenditures with new product lines. This list is not intended to be exhaustive. Investors who seek more information about the Company's business and relevant risk factors may wish to review the Company's SEC reports, including, but not limited to, its Annual Report on Form 10-K for 1996.